Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Fiscal 2015 Fourth Quarter and Full Year Results and Provides Fiscal 2016 Outlook

Lakewood, Colorado, November 19, 2015. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its fourth fiscal quarter and fiscal year ended September 30, 2015 (fiscal 2015) and provided its outlook for fiscal 2016.

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) for the fourth quarters and fiscal years 2015 and 2014 in conformity with U.S. generally accepted accounting principles (GAAP), the Company is presenting EBITDA, which is a non-GAAP financial measure. The reconciliation from GAAP to this non-GAAP financial measure is provided at the end of this earnings release.

Highlights for Fourth Quarter and Fiscal 2015 Compared to Fourth Quarter and Fiscal 2014

●	Net sales increased 19.7% to $162.4 million in the fourth quarter and increased 20.0% to $624.7 million in the fiscal year.

●	Daily average comparable store sales increased 6.2% in the fourth quarter and increased 5.9% in the fiscal year.

●

Net income decreased 9.3% to $2.9 million with diluted earnings per share of $0.13 in the fourth quarter and increased 20.3% to $16.2 million with diluted earnings per share of $0.72 in the fiscal year.

●	EBITDA increased 10.7% to $11.4 million in the fourth quarter and increased 20.5% to $50.0 million in the fiscal year.

●

Continued the Company’s five year annual unit growth rate of approximately 20% by opening 16 new stores in fiscal 2015, compared to 15 new stores in fiscal 2014, resulting in unit growth rates of 18.4% and 20.8%, respectively.

“We are pleased to report another year of strong financial results while continuing our annual unit growth rate of approximately 20%. We are encouraged by the acceleration of our comparable store sales trends this past quarter. The key drivers of our strengthening comparable store sales include our focused sales initiatives, outstanding customer service and continued operational excellence,” said Kemper Isely, Co-President. “As we move into fiscal 2016, we expect to open 23 new stores, resulting in a unit growth of 22.3%, and to relocate four existing stores. We believe we have a strong foundation of staffing and systems to support our disciplined growth.”

Operating Results — Fourth Quarter Fiscal 2015 Compared to Fourth Quarter Fiscal 2014

During the fourth quarter of fiscal 2015, net sales increased $26.7 million, or 19.7%, over the same period in fiscal 2014 to $162.4 million, primarily due to an $18.3 million increase in sales from new stores and an $8.4 million, or 6.2%, increase in comparable store sales. The 6.2% increase in daily average comparable store sales in the fourth quarter of fiscal 2015 followed a 3.7% increase in the fourth quarter of fiscal 2014 and was driven by a 4.5% increase in daily average transaction count and a 1.6% increase in average transaction size. Daily average mature store sales increased 2.7% in the fourth quarter of fiscal 2015. For fiscal 2015, mature stores include all stores open during or before 2010.

Gross profit during the fourth quarter of fiscal 2015 increased 20.7% over the same period in fiscal 2014 to $46.8 million, primarily driven by positive comparable store sales and an increase in the comparable store base. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 28.8% during the fourth quarter of fiscal 2015, compared to 28.6% in the fourth quarter of fiscal 2014. Gross margin was positively impacted by an increase in product margin, partially offset by an increase in occupancy costs, both as a percentage of sales. Gross margin was positively impacted by increases in product margin across most departments. Occupancy costs as a percentage of sales increased in the fourth quarter of fiscal 2015 compared to the comparable period in fiscal 2014, primarily due to increased average lease expenses at newer stores(1).

Store expenses during the fourth quarter of fiscal 2015 increased $6.7 million, or 23.7%, to $35.1 million. Store expenses were 21.6% of sales, an increase of 70 basis points, during the fourth quarter of fiscal 2015 compared to the comparable period in fiscal 2014. This increase was driven by increases in other store expenses, salary-related expenses and depreciation expense, all as a percentage of sales. The increase in other store expenses as a percentage of sales was primarily driven by increases in ongoing facilities maintenance, promotions and marketing support.

Administrative expenses during the fourth quarter of fiscal 2015 increased $1.0 million, or 26.5%, to $4.8 million. Administrative expenses as a percentage of sales increased 20 basis points during the fourth quarter of fiscal 2015 compared to the comparable period of fiscal 2014 due to increases in salary-related expenses and various professional fees to support the Company’s growth.

Store and administrative expenses during the fourth quarter of fiscal 2015 and 2014 did not include incentive compensation expense, reflecting the Company’s pay-for-performance philosophy. However, during the fourth quarter of fiscal 2015, other discretionary benefits expense was accrued.

Pre-opening and relocation expenses increased $0.4 million during the fourth quarter of fiscal 2015 compared to the comparable period in fiscal 2014, primarily due to the number and timing of new store openings and relocations. The Company opened four new stores during the fourth quarter of fiscal 2015 compared to three new stores during the fourth quarter of fiscal 2014.

Interest expense increased $0.4 million in the fourth quarter of fiscal 2015 compared to the comparable period in fiscal 2014, primarily due to a decrease in capitalized interest expense and an increase in the amounts outstanding related to capital and financing lease obligations.

Net income decreased $0.3 million, or 9.3%, to $2.9 million during the fourth quarter of fiscal 2015 compared to the comparable period in fiscal 2014. Diluted earnings per share was $0.13 in the fourth quarter of fiscal 2015 compared to $0.14 in the fourth quarter of fiscal 2014.

EBITDA increased $1.1 million, or 10.7%, to $11.4 million in the fourth quarter of fiscal 2015 compared to the comparable period in fiscal 2014. EBITDA as a percentage of sales was 7.0% in the fourth quarter of fiscal 2015 compared to 7.6% during the comparable period in fiscal 2014.

Operating Results — Fiscal 2015 Compared to Fiscal 2014

In fiscal 2015, net sales increased $104.0 million, or 20.0%, over fiscal 2014 to $624.7 million, primarily due to a $73.3 million increase in sales from new stores and a $30.7 million, or 5.9%, increase in comparable store sales. The 5.9% increase in daily average comparable store sales in fiscal 2015 followed a 5.6% increase in fiscal 2014 and was driven by a 3.6% increase in daily average transaction count and a 2.2% increase in average transaction size. Daily average mature store sales increased 2.6% in fiscal 2015.

Gross profit in fiscal 2015 increased 20.2% over fiscal 2014 to $182.1 million, primarily driven by positive comparable store sales and an increase in the comparable store base. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 29.2% in fiscal 2015, compared to 29.1% in fiscal 2014. Gross margin was positively impacted by an increase in product margin, partially offset by an increase in occupancy costs, both as a percentage of sales. Gross margin was positively impacted by increases in product margin across most departments. Occupancy costs as a percentage of sales increased in fiscal 2015 compared to fiscal 2014 primarily due to increased average lease expenses at newer stores(1).

Store expenses in fiscal 2015 increased $23.5 million, or 21.6%, to $132.1 million. Store expenses as a percentage of sales increased 30 basis points in fiscal 2015 compared to fiscal 2014 driven by increases in other store expenses and depreciation, partially offset by decreases in salary-related expenses all as a percentage of sales. The increase in other store expenses as a percentage of sales was primarily driven by increases in ongoing facilities maintenance, promotions and marketing support. The higher store expenses in fiscal 2015 compared to fiscal 2014 were also impacted by higher incentive compensation and other discretionary benefits expense, reflecting the Company’s pay-for-performance philosophy.

Administrative expenses in fiscal 2015 increased $2.7 million, or 18.2%, to $17.5 million. Administrative expenses as a percentage of sales remained flat in fiscal 2015 compared to fiscal 2014.

Pre-opening and relocation expenses were $3.8 million in each of fiscal 2015 and 2014. In fiscal 2015, the Company opened 16 new stores compared to 15 new stores in fiscal 2014.

Interest expense increased $0.5 million in fiscal 2015 compared to fiscal 2014, primarily due to an increase in the amounts outstanding related to capital and financing lease obligations.

Net income increased $2.7 million, or 20.3%, to $16.2 million in fiscal 2015 compared to fiscal 2014. Diluted earnings per share was $0.72 in fiscal 2015 compared to $0.60 in fiscal 2014.

EBITDA increased $8.5 million, or 20.5%, to $50.0 million in fiscal 2015 compared to fiscal 2014. EBITDA as a percentage of sales was 8.0% in each of fiscal 2015 and 2014.

(1)

The Company had 13 and ten stores accounted for as capital and financing lease obligations for the fourth quarter and fiscal year 2015 and 2014, respectively. For leases accounted for as capital and financing lease obligations, the Company does not record straight-line rent expense in cost of goods sold and occupancy costs; rather, rental payments are recognized as a reduction of the capital and financing lease obligations and as interest expense. The stores that were accounted for as capital and financing lease obligations rather than being reflected as operating leases increased gross margin as a percentage of sales by approximately 60 and 55 basis points in the fourth quarter of fiscal 2015 and 2014, respectively, and 60 basis points for each of fiscal years 2015 and 2014. Additionally, accounting for these stores as capital and financing lease obligations rather than operating leases increased EBITDA as a percentage of sales by approximately 60 basis points in each of the fourth quarters and fiscal years of 2015 and 2014, due to the impact on gross profit, as well as occupancy costs that would have been included in pre-opening expenses.

Balance Sheet and Cash Flow

As of September 30, 2015, the Company had $2.9 million in cash and cash equivalents, no amounts outstanding on its revolving credit facility, $1.0 million in outstanding letters of credit and $14.0 million available under the credit facility. Subsequent to September 30, 2015, as provided for in the credit facility, the Company obtained a commitment to increase the amount available under the credit facility from $15.0 million to $25.0 million.

In fiscal 2015, the Company generated $41.0 million in cash from operations and invested $36.8 million in capital expenditures, primarily for new stores. Additionally, in fiscal 2015 the Company paid $6.1 million, including $0.5 million of contingent consideration, in connection with the previously announced acquisition of a natural foods retailer in Independence, Missouri.

Growth and Development

During the fourth quarter of fiscal 2015, the Company opened four new stores, bringing the total store count as of September 30, 2015 to 103 stores in 18 states. The Company opened 16 new stores in fiscal 2015 and 15 new stores in fiscal 2014, resulting in an 18.4% and 20.8% unit growth rate, respectively. Additionally, the Company completed the remodel of one store and the relocation of another store during fiscal 2015.

During fiscal 2016, the Company expects to open 23 stores, resulting in 22.3% unit growth. Since the start of fiscal 2016, the Company has opened three stores in Bountiful and Salt Lake City, UT and Conifer, CO. As of the date of this release, the Company has 17 signed leases for stores planned to open in fiscal 2016 and 2017 in Arizona, Arkansas, Colorado, Iowa, Oregon, Texas, Utah and Washington.

Store Level Economics

The Company anticipates that in fiscal 2016, new stores will require an average upfront capital investment of approximately $2.2 million, consisting of capital expenditures of approximately $1.7 million (net of tenant allowances), initial inventory of approximately $0.3 million (net of payables) and pre-opening expenses of approximately $0.2 million. The Company targets approximately four years to recoup the initial net cash investment and expects to achieve approximately 30% cash-on-cash returns by the end of the fifth year following the opening.

Fiscal 2016 Outlook

For fiscal 2016, the Company expects:

Fiscal 2016 Outlook
Number of new stores	23
Number of relocations	4
Number of remodels	2
Daily average comparable store sales growth	5% to 7%
EBITDA as a percent of sales	7.8% to 8.0%
Net income as a percent of sales	2.3% to 2.5%
Diluted earnings per share	$0.79 to $0.83
Capital expenditures (in millions)	$54 to $56

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-888-347-6606 (US); 1-855-669-9657 (Canada); or 1-412-902-4289 (International). The conference ID is “Natural Grocers by Vitamin Cottage.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 30 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is a rapidly expanding specialty retailer of natural and organic groceries and dietary supplements whose products must meet strict quality guidelines. The grocery products sold by Natural Grocers may not contain artificial colors, flavors, preservatives or sweeteners, or partially hydrogenated or hydrogenated oils. The Company sells only USDA certified organic produce and exclusively pasture-raised, non-confinement dairy products. Natural Grocers’ flexible smaller-store format allows it to offer affordable prices in a shopper-friendly retail environment. The Company also provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 106 stores in 18 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are “forward-looking statements” and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements that are not statements of historical facts are forward-looking statements. Actual results could differ materially from those described in the forward-looking statements because of factors such as changes in the Company’s industry, business strategy, goals and expectations concerning the Company’s market position, the economy, future operations, margins, profitability, capital expenditures, liquidity and capital resources, other financial and operating information and other risks detailed in the Company’s Form 10-K for the fiscal year ended September 30, 2014 and the Company’s subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to update forward-looking statements.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, including, but not limited to, our Form 10-K for the fiscal year ended September 30, 2014 and the Company’s subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company’s website at http://Investors.NaturalGrocers.com.

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended September 30,		Year ended September 30,
	2015	2014	2015	2014
Net sales	$162,397	135,715	624,678	520,674
Cost of goods sold and occupancy costs	115,607	96,959	442,582	369,172
Gross profit	46,790	38,756	182,096	151,502
Store expenses	35,113	28,394	132,131	108,657
Administrative expenses	4,809	3,801	17,514	14,823
Pre-opening and relocation expenses	1,297	945	3,822	3,774
Operating income	5,571	5,616	28,629	24,248
Other income (expense):
Dividends and interest income	—	—	—	2
Interest expense	(776)	(379)	(2,993)	(2,496)
Total other expense, net	(776)	(379)	(2,993)	(2,494)
Income before income taxes	4,795	5,237	25,636	21,754
Provision for income taxes	(1,903)	(2,049)	(9,432)	(8,281)
Net income	$2,892	3,188	16,204	13,473

Net income per common share:
Basic	$0.13	0.14	0.72	0.60
Diluted	$0.13	0.14	0.72	0.60
Weighted average common shares outstanding:
Basic	22,494,071	22,481,690	22,490,260	22,466,432
Diluted	22,503,680	22,482,842	22,500,833	22,479,835

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except share data)

	September 30,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$2,915	5,113
Accounts receivable, net	2,576	2,146
Merchandise inventory	74,818	58,381
Prepaid expenses and other current assets	1,108	641
Deferred income tax assets	866	832
Total current assets	82,283	67,113
Property and equipment, net	145,219	120,224
Other assets:
Deposits and other assets	778	712
Goodwill and other intangible assets, net	5,623	900
Deferred financing costs, net	21	36
Total other assets	6,422	1,648
Total assets	$233,924	188,985
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$49,896	33,835
Accrued expenses	19,649	15,822
Capital and financing lease obligations, current portion	333	229
Total current liabilities	69,878	49,886
Long-term liabilities:
Capital and financing lease obligations, net of current portion	27,274	21,748
Deferred income tax liabilities	6,073	5,409
Deferred compensation	314	—
Deferred rent	6,922	5,842
Leasehold incentives	7,975	7,246
Total long-term liabilities	48,558	40,245
Total liabilities	118,436	90,131
Commitments
Stockholders’ equity:
Common stock, $0.001 par value. Authorized 50,000,000 shares, 22,496,628 and 22,485,488 issued and outstanding, respectively	22	22
Additional paid in capital	54,982	54,552
Retained earnings	60,484	44,280
Total stockholders’ equity	115,488	98,854
Total liabilities and stockholders’ equity	$233,924	188,985

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Year ended September 30,
	2015	2014
Operating activities:
Net income	$16,204	13,473
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,337	17,212
Loss on disposal of property and equipment	56	1
Share-based compensation	573	532
Excess tax benefit from share-based compensation	—	(399)
Deferred income tax expense (benefit)	630	(1,186)
Non-cash interest expense	15	19
Interest accrued on investments and amortization of premium	—	9
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable, net	(430)	255
Income tax receivable	—	612
Merchandise inventory	(15,711)	(12,909)
Prepaid expenses and other assets	(533)	(665)
Increase in:
Accounts payable	12,891	5,202
Accrued expenses	3,848	6,952
Deferred compensation	314	—
Deferred rent and leasehold incentives	1,809	2,641
Net cash provided by operating activities	41,003	31,749
Investing activities:
Acquisition of property and equipment	(36,750)	(36,512)
Proceeds from sale of property and equipment	13	—
Payment for Acquisition	(5,601)	—
Proceeds from maturity of available-for-sale securities	—	1,140
Decrease in restricted cash	—	500
Net cash used in investing activities	(42,338)	(34,872)
Financing activities:
Borrowings under credit facility	202,878	46,440
Repayments under credit facility	(202,878)	(46,440)
Capital and financing lease obligations payments	(247)	(182)
Contingent consideration payments for acquisition	(514)	—
Excess tax benefit from share-based compensation	—	399
Payments on withholding tax for restricted stock unit vesting	(102)	(83)
Loan fees paid	—	(30)
Net cash (used in) provided by financing activities	(863)	104
Net decrease in cash and cash equivalents	(2,198)	(3,019)
Cash and cash equivalents, beginning of year	5,113	8,132
Cash and cash equivalents, end of year	$2,915	5,113
Supplemental disclosures of cash flow information:
Cash paid for interest	$63	16
Cash paid for interest on capital and financing lease obligations, net of capitalized interest of $309 and $364, respectively	2,809	2,423
Income taxes paid	8,194	3,762
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$6,429	3,260
Property acquired through capital and financing lease obligations	5,772	2,300

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Non-GAAP Financial Measure
(Unaudited)

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides information regarding EBITDA which is not in accordance with, or an alternative to, GAAP (i.e. a non-GAAP measure). The Company defines EBITDA as net income before interest expense, provision for income tax and depreciation and amortization.

The Company believes EBITDA provides additional information about: (i) operating performance, because it assists in comparing the operating performance of stores on a consistent basis, as it removes the impact of non-cash depreciation and amortization expense as well as items not directly resulting from core operations such as interest expense and income taxes and (ii) the performance and the effectiveness of operational strategies. Additionally, EBITDA performance is a measure of the Company’s financial covenants under its credit facility and is one of the factors upon which funding of the Company’s incentive compensation plan is based.

Furthermore, some investors use EBITDA as a supplemental measure to evaluate the overall operating performance of companies in the industry. Management believes that some investors’ understanding of performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing ongoing results of operations. By providing this non-GAAP financial measure, together with a reconciliation from net income, the Company believes it is enhancing investors’ understanding of the business and results of operations, as well as assisting investors in evaluating how well the Company is executing strategic initiatives.

The Company’s competitors may define EBITDA differently, and as a result, the Company’s measure of EBITDA may not be directly comparable to EBITDA of other companies. Items excluded from EBITDA are significant components in understanding and assessing financial performance.

EBITDA is a supplemental measure of operating performance that does not represent, and should not be considered in isolation or as an alternative to, or substitute for, net income or other financial statement data presented in the consolidated financial statements as indicators of financial performance. EBITDA has limitations as an analytical tool, and should not be considered in isolation or as an alternative to, or substitute for, analysis of the Company’s results as reported under GAAP. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of the business.

The following table reconciles net income to EBITDA (dollars in thousands):

	Three months ended September 30,		Year ended September 30,
	2015	2014	2015	2014
Net income	$2,892	3,188	16,204	13,473
Interest expense	776	379	2,993	2,496
Provision for income taxes	1,903	2,049	9,432	8,281
Depreciation and amortization	5,805	4,656	21,337	17,212
EBITDA	$11,376	10,272	49,966	41,462

The Company does not provide financial guidance for forecasted net income, and, therefore, is unable to provide a reconciliation of its EBITDA guidance to net income, the most comparable financial measure calculated in accordance with GAAP.

CONTACT: Ashley MacLeod, Director of Finance and Investor Relations, 303-986-4600, amacleod@naturalgrocers.com